Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PACKAGING CORPORATION OF AMERICA,

BEE ACQUISITION CORPORATION

and

BOISE INC.

September 16, 2013

		Page

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Interpretation	10

ARTICLE 2.

THE OFFER

Section 2.1	The Offer	12
Section 2.2	Company Action	14
Section 2.3	Directors	15

ARTICLE 3.

THE MERGER

Section 3.1	The Merger	16
Section 3.2	Closing and Effective Time of the Merger	17

ARTICLE 4.

TREATMENT OF EQUITY

Section 4.1	Conversion of Shares	18
Section 4.2	Exchange of Certificates and Book Entry Shares	18
Section 4.3	Shares of Dissenting Stockholders	20
Section 4.4	Treatment of Stock Options and Other Awards	21
Section 4.5	Withholding Tax	22

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization	23
Section 5.2	Authorization; Validity of Agreement; Company Action	23
Section 5.3	Consents and Approvals; No Violations	24
Section 5.4	Capitalization	24
Section 5.5	SEC Reports; Financial Statements; Disclosure Controls and Procedures	25
Section 5.6	No Undisclosed Liabilities	26
Section 5.7	Absence of Certain Changes	26

-i-

(continued)

-ii-

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2013 (this “Agreement”), by and among PACKAGING CORPORATION OF AMERICA, a Delaware corporation (“Parent”), BEE ACQUISITION CORPORATION, a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and BOISE INC., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE 1.

RECITALS:

(A) It is proposed that Purchaser commence a tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price per Share of $12.55 (such amount or any greater amount per Share that may be paid pursuant to the Offer, the “Offer Price”);

(B) As soon as practicable following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than (i) Shares to be cancelled in accordance with Section 4.1(c) and (ii) Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

(C) The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”), and (ii) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer (the “Board Recommendation”);

(D) The board of directors of each of Parent and Purchaser has, upon the terms and subject to the conditions set forth in this Agreement, approved and declared advisable this Agreement and the Transactions, and Parent (in its capacity as the sole stockholder of Purchaser) has approved and declared advisable this Agreement and the Transactions; and

(E) Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptance Time” has the meaning set forth in Section 2.1(b).

“Acquisition Agreement” has the meaning set forth in Section 8.3(d).

“Acquisition Proposal” means any inquiry, proposal or offer by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Parent or its Affiliates, (i) to purchase or otherwise acquire, directly or indirectly, Company Common Stock (or securities exercisable, convertible, redeemable or exchangeable for Company Common Stock) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning, directly or indirectly, more than twenty percent (20%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such transaction, (ii) to purchase or otherwise acquire (including by joint venture, merger, stock purchase or asset purchase), directly or indirectly, more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the book value thereof), including by the purchase or other acquisition of any capital stock of any Subsidiary of the Company, (iii) to effect any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (other than Parent or its Affiliates) would hold, directly or indirectly, more than twenty percent (20%) of the combined voting power of the shares of outstanding Company Common Stock or of the surviving or resulting entity of such transaction or (iv) to effect any combination of the foregoing.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any Company Subsidiary, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the HSR Act and other federal, state or foreign antitrust or competition Laws.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 5.2.

“Benefit Agreements” means all employment, consulting and severance agreements with employees or individual consultants of the Company or any of its Subsidiaries.

“Benefit Arrangements” has the meaning set forth in Section 8.8.

“Benefit Plans” has the meaning set forth in Section 5.11(a).

“Board Control Date” means the first date, if any, that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 2.3(a).

“Board Recommendation” has the meaning set forth in the Recitals.

“Book Entry Shares” has the meaning set forth in Section 4.1(d).

“Burdensome Action” has the meaning set forth in Section 8.2(e).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CBA” has the meaning set forth in Section 5.17(a).

“Certificate of Merger” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.1(d).

“Change in Recommendation” has the meaning set forth in Section 8.3(c).

“Closing” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 5.1(b).

“Company Charter” has the meaning set forth in Section 5.1(b).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Document” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Equity Plan” means the Boise Inc. Incentive and Performance Plan.

“Company IT Systems” has the meaning set forth in Section 5.13(e).

“Company Material Adverse Effect” means any change, event, occurrence or development that has a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur: any adverse effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, in the United States or globally, or changes generally affecting the industries in which the Company or its Subsidiaries compete in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (d) the effects of the actions or omissions specifically required of the Company under this Agreement (other than those actions or omissions required pursuant to Section 7.1) in connection with the Transactions, (e) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (f) the negotiation, announcement or pendency of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees, (g) any item specifically disclosed in the SEC Documents or specifically disclosed in the reports and other documents furnished to the SEC by the Company or any of its Subsidiaries following January 1, 2011 and publicly available prior to the date hereof (other than disclosures in any documents incorporated by reference therein, and other than any forward-looking statements or risk factors contained therein), (h) changes in the trading price or trading volume of Shares, provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (i) any failure by the Company or its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, although the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred, or (j) any item set forth on Section 1.1 of the Company Disclosure Schedule, except in the case of clauses (a), (b) and (c), to the extent that any such change, event, effect, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries when compared with other Persons operating in the same industries in which the Company and its Subsidiaries operate. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if any shutdown, idling or cessation of production of any of (i) the I1 paper machine at the International Falls, MN facility of the Company or its Subsidiaries, (ii) the J3 paper machine at the Jackson, AL facility of the Company or its Subsidiaries, or (iii) the D1 paper machine at the DeRidder, LA facility of the Company or its Subsidiaries shall have occurred and such shutdown, idling or cessation continued for, or would reasonably be expected to continue for, a period of sixty (60) consecutive days or more.

“Company Option” has the meaning set forth in Section 4.4(a).

“Company Performance Unit Awards” has the meaning set forth in Section 4.4(c).

“Company Restricted Stock” has the meaning set forth in Section 4.4(d).

“Company RSU” has the meaning set forth in Section 4.4(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 6, 2013, by and between Boise Paper Holdings, L.L.C., an indirect wholly owned Subsidiary of the Company, and Parent.

“Continuing Director” has the meaning set forth in Section 2.3(b).

“Contract” means, with respect to any Person, any agreement, contract, lease, instrument or other legally binding obligation to which such Person is a party or to which it or any of its properties or assets are otherwise subject or bound.

“Delaware Courts” has the meaning set forth in Section 11.11.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 4.3(a).

“Divestiture Action” has the meaning set forth in Section 8.2(d).

“DOJ” has the meaning set forth in Section 8.2(d).

“Effective Time” has the meaning set forth in Section 3.2.

“Employee” has the meaning set forth in Section 8.4(a).

“Encumbrance” means any security interest, pledge, mortgage, lien, encumbrance, deed of trust, charge, covenant, easement, right-of-way, encroachment, occupancy right, option, right of first refusal or hypothecation, including any restriction on the transfer of any security.

“End Date” has the meaning set forth in Section 10.1(b)(i).

“Environmental Laws” means all Laws relating to pollution, the protection or remediation of or prevention of harm to the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials, including Laws related to the management, storage, presence or release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business, whether or not incorporated, which together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 4.2(a).

“Expense Reimbursement” has the meaning set forth in Section 10.2(g).

“Expiration Date” has the meaning set forth in Section 2.1(d).

“Financing” has the meaning set forth in Section 6.6.

“Financing Commitments” has the meaning set forth in Section 6.6.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to the Financing Commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the debt commitment letter) relating thereto and any arrangers, administrative agents, collateral agents or trustees part of the debt financing, and the respective affiliates, managers, members, directors, agents, officers and employees of the foregoing.

“FTC” has the meaning set forth in Section 8.2(d).

“Fundamental Representations” means the representations and warranties of the Company contained in Section 5.1(a), Section 5.2, Section 5.4(a) and Section 5.21.

“GAAP” has the meaning set forth Section 5.5(a).

“Governmental Authority” means any national, regional or local governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or court, whether domestic or foreign.

“Governmental Authorizations” means all licenses, permits, variances, waivers, Orders, registrations, consents, certificates and other authorizations and approvals of or by a Governmental Authority required to carry on the business of the Company and its Subsidiaries substantially as currently conducted under applicable Law.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Materials” means material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) any other obligations owed by such Person under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument (including any hedge, swap or derivative) made or issued by such Person, (c) all letters of credit or performance bonds issued for the account of such Person, (d) all obligations of such Person as lessee under any lease that would be required to be capitalized in accordance with GAAP and (e) all guarantees of such Person with respect to any of the foregoing of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Initial Expiration Date” has the meaning set forth in Section 2.1(d).

“Intellectual Property” means, collectively, all intellectual property and proprietary rights and rights in confidential information, including all United States and foreign (a) patents and pending patent applications, (b) trademarks, service marks, corporate names, trade names, logos, trade dress and Internet domain names and corporate names (whether or not registered), together with all goodwill of the businesses symbolized thereby and registrations and applications therefor, (c) copyrights (whether or not published) and copyright registrations and applications and (d) trade secrets and other confidential business information (including confidential inventions, ideas, research and development information, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, test records, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals, in each case to the extent confidential).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to: (a) the Company as it relates to any fact or other matter, the actual knowledge of Judy Lassa, Dave Kunz, Alexander Toeldte, Sam Cotterell or Karen Gowland; and (b) Parent as it relates to any fact or other matter, the actual knowledge of Paul Stecko, Mark Kowlzan, Richard West or Kent Pflederer.

“Law” means any supra-national, national, regional, local or common law, statute, ordinance, rule, regulation, treaty, Order, judgment, decree, injunction or other legally binding obligation or requirement imposed by or on behalf of a Governmental Authority.

“Lease” has the meaning set forth in Section 5.15(c).

“Leased Real Property” has the meaning set forth in Section 5.15(c).

“Material Contract” has the meaning set forth in Section 5.14(b).

“Material Environmental Liability” has the meaning set forth in Section 5.16(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.1(a).

“Minimum Condition” has the meaning set forth in Section 2.1(b).

“Offer” has the meaning set forth in the Recitals.

“Offer Documents” has the meaning set forth in Section 2.1(g).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 2.1(c).

“Order” means any order, writ, judgment, injunction, settlement agreement, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice and current capital plans and budgets.

“Owned Real Property” has the meaning set forth in Section 5.15(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means a material impairment or material delay of the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Plans” has the meaning set forth in Section 8.4(c).

“Parent Termination Fee” has the meaning set forth in Section 10.2(c).

“Party” means Parent, Purchaser or the Company.

“Paying Agent” has the meaning set forth in Section 4.2(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.11(e).

“Permitted Encumbrances” means (a) liens for Taxes, assessments and other governmental charges not yet due and payable or due and being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the SEC Documents, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (d) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Governmental Authorization, (e) in the case of real property, Encumbrances reflected in title or other public records, (g) landlords’ or lessors’ liens under leases of real property, (h) nonexclusive licenses or other nonexclusive grants of rights to use Intellectual Property and (i) Encumbrances that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or any other entity or organization, including a Governmental Authority.

“Purchaser” has the meaning set forth in the Preamble.

“Real Property” means real property other than timber deeds entered into by the Company in the Ordinary Course of Business.

“Representatives” has the meaning set forth in Section 8.3(a).

“Schedule 14D-9” has the meaning set forth in Section 2.2(a).

“Schedule TO” has the meaning set forth in Section 2.1(g).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.5(a).

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the New York Stock Exchange or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person directly or indirectly possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide, written Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “twenty percent (20%)” in each instance where such term appears in the definition thereof) that (i) is made by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Parent or its Affiliates and (ii) the Company Board determines in good faith is more favorable to the stockholders of the Company than the

Transactions (including, to the extent applicable, any adjustments to the terms hereof that Parent shall have offered pursuant to Section 8.3) and is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, (A) after consultation with a nationally recognized financial advisor and outside legal counsel, (B) after taking into account all terms and conditions of such proposal that the Company Board determines relevant and (C) if (and only if) such proposal is not a proposal for the purchase or other acquisition of all or a majority of the Shares, after considering the value of the Company and its Subsidiaries (as determined by the Company Board in good faith after consultation with a nationally recognized financial advisor) after giving effect to the consummation of such Acquisition Proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining assets of the Company and its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 3.1(a).

“Tail Policy” has the meaning set forth in Section 8.5(c).

“Tax Returns” means any and all returns, reports, statements, certificates, schedules or claims for refund of or with respect to any Tax which is supplied to any Governmental Authority, including any and all attachments, amendments and supplements thereto.

“Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, withholding, social security, sales, use, ad valorem, value added, excise, franchise, premium, gross receipts, stamp, transfer, net worth and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same nature as or a similar nature to any of the foregoing.

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Transactions” has the meaning set forth in the Recitals.

“United States” means the United States of America.

“WARN Act” has the meaning set forth in Section 5.17(f).

Section 1.2 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) References to the Preamble or a Recital, Section, Article, Annex, Exhibit or Schedule are to the Preamble or a Recital, Section or Article of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated to the contrary.

(ii) References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section.

(iii) References to any Governmental Authority include any successor to such Governmental Authority and to any Affiliate include any successor to such Affiliate.

(iv) References to “this Agreement” include the Annexes, Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement.

(v) References to a “willful and material breach” refer to a material breach that is a consequence of an act or failure to act undertaken by (or on behalf of) the breaching Party with the knowledge (actual or constructive) that the taking of or failure to take such act would or would reasonably be expected to result in a breach of this Agreement.

(vi) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(vii) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(viii) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends and shall not simply mean “if”. The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular, unless the specific context requires otherwise. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

ARTICLE 2.

THE OFFER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated pursuant to Section 10.1, as promptly as practicable after the date hereof (but in no event later than ten (10) days after the date of the initial public announcement of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer.

(b) Purchaser shall, and Parent shall cause Purchaser to, accept for payment, purchase and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after expiration of the Offer (the date and time of acceptance for payment, the “Acceptance Time”), subject only to (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, together with the number of Shares, if any, then owned, directly or indirectly, by Parent or Purchaser or their respective Subsidiaries, represents a majority of all the outstanding shares of Company Common Stock on a fully diluted basis as of the expiration of the Offer (after giving effect to Section 4.4) (the “Minimum Condition”); and (ii) the satisfaction or waiver by Parent or Purchaser, as of immediately prior to expiration of the Offer, of the other conditions set forth in Annex I. Parent shall provide or cause to be provided to Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the conditions set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or make any other changes in the terms and conditions of the Offer; provided, however, that unless previously expressly approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) impose any condition to the Offer in addition to those set forth in Annex I, amend any condition set forth in Annex I in a manner adverse to the holders of Shares or to make any condition to the Offer more onerous, (vi) extend the Expiration Date other than in accordance with this Agreement or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (vii) amend any other term of the Offer in a manner adverse to the holders of Shares.

(d) Subject to the provisions of this Agreement, unless extended in accordance with this Agreement, the Offer shall expire at 12:00 midnight (Eastern Time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on or prior to any then scheduled Expiration Date any of the conditions to the Offer have not been satisfied or, to the extent waivable by Parent or Purchaser pursuant to this Agreement and applicable Law, waived by Parent or Purchaser, subject to Parent’s rights set forth in Section 10.1, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive periods of up to ten (10) Business Days each, the length of each such period to be determined by Purchaser in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that if the sole then unsatisfied condition is the Minimum Condition, Purchaser shall so extend the Offer if and only if the Company shall have delivered to Purchaser a written request that Purchaser so extend the Offer (it being agreed that the maximum aggregate number of days that Purchaser shall be required to extend the Offer pursuant to this proviso is twenty (20) Business Days); provided, further, that Purchaser shall not be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the End Date; and provided, further, Parent shall not, without the Company’s prior written consent, extend the Offer if all conditions to the Offer have been satisfied. In addition, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer (i) for any period or periods required by applicable Law, including applicable rules, regulations, interpretations or positions of the SEC or its staff, or Securities Exchange Rules and (ii) for a period of five (5) days following the then scheduled Expiration Date if, within the five (5) day period prior to such Expiration Date, the Company Board shall have provided Parent notice pursuant to Section 8.3(d)(i).

(f) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 10.1. If this Agreement is terminated pursuant to Section 10.1, Purchaser shall, and Parent shall cause Purchaser to, promptly (and in any event within twenty-four (24) hours following such termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Purchaser, or if this Agreement is terminated pursuant to Section 10.1 prior to the acquisition of Shares in the Offer, Purchaser shall promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(g) As soon as practicable on the date of the commencement of the Offer, Parent and Purchaser shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include as exhibits: the Offer to Purchase, a form of letter of transmittal, a form of notice of guaranteed delivery, a form of summary advertisement and any other ancillary Offer documents or instruments required by the Exchange Act pursuant to which the Offer shall be made (collectively, together with any amendments, supplements and exhibits thereto, the “Offer

Documents”). The Schedule TO and the Offer Documents shall comply in all material respects with the applicable provisions of the Exchange Act. Parent and Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent, Purchaser and the Company agree to correct promptly any information provided by such Party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC or disseminated to holders of Shares, and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that Parent, Purchaser or their counsel receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses, and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 2.2 Company Action.

(a) On the date the Schedule TO and the Offer Documents are filed with the SEC (or in any event within ten (10) days after the date of the initial public announcement of this Agreement), the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 8.3, contain the Board Recommendation. The Schedule 14D-9 will comply in all material respects with the applicable provisions of the Exchange Act. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by the Exchange Act; provided, however, that at the Company’s request, Parent and Purchaser shall, at their own expense, disseminate any Schedule 14D-9 required to be disseminated to holders of Shares. The Company, Parent and Purchaser agree to promptly correct any information provided by such Party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC or disseminated to holders of Shares, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such responses, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(b) Promptly after the date hereof (and in any event in sufficient time to permit Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by Purchaser or its agents, the Company shall furnish or cause to be furnished to Purchaser, to the extent reasonably available to the Company, mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including, to the extent reasonably available to the Company, updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating with the record and beneficial owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

Section 2.3 Directors.

(a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, subject to applicable Law and Securities Exchange Rules, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 2.3) and the percentage that such number of Shares so purchased (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. Subject to subsection (c) of this Section 2.3 and applicable Law and Securities Exchange Rules, the Company shall, to the extent requested by Parent, also cause individuals so designated to constitute the same percentage as such individuals represent of the entire Company Board (but no less than a majority) on the following: (i) each committee of the Company Board; (ii) each board of directors and each committee thereof of each wholly owned Subsidiary of the Company; and (iii) the designees, appointees or other similar representatives of the Company on each board of directors (or other similar governing body) and each committee thereof of each non-wholly owned Subsidiary. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder, which shall be so mailed together with the Schedule 14D-9. Parent and Purchaser shall furnish to the Company all information with respect to the designees and themselves and their respective officers, directors and Affiliates, in each case required by such section and rule.

(b) So long as there shall be at least one director of the Company on the Company Board who is (i) an individual serving as a director of the Company from and after the date hereof or (ii) an individual becoming a director of the Company after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors described in clause (i) or this clause (ii) then comprising the Company Board other than a designee of Parent or Purchaser (a “Continuing Director”), any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement or any other action by the Company Board with respect to the Transactions if such action could reasonably be expected to adversely affect any holders of Shares other than Parent, Purchaser or their Subsidiaries, shall require authorization by a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director).

(c) In the event that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 2.3(a), until the Effective Time, each committee of the Company Board that is required by applicable Securities Exchange Rules or Law to be comprised solely of, or a majority of, Continuing Directors shall be so comprised; provided, however, that in such event, if the number of Continuing Directors shall be reduced below the number of directors as may be required by such rules or securities Laws for any reason whatsoever or the Continuing Directors shall not satisfy other requirements of applicable Securities Exchange Rules or Law, the remaining Continuing Director or Continuing Directors shall be entitled to designate individuals meeting the foregoing criteria to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Section 2.3(c) or, if no other Continuing Director then remains, the other directors shall designate such number of directors as may be required by applicable Securities Exchange Rules and Law to fill such vacancies, which directors shall be deemed to be Continuing Directors for purposes of this Section 2.3(c).

ARTICLE 3.

THE MERGER

Section 3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Company.

(b) Subject to Section 8.5(a), at the Effective Time, the Company Charter shall, by virtue of the filing of the Certificate of Merger, be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time, except that all references therein to Purchaser shall be references to the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law. Subject to Section 8.5(a), promptly following the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the bylaws of Purchaser in effect immediately prior to the Effective Time, except that all references therein to Purchaser shall be references to the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly appointed, or until their earlier death, resignation or removal.

(d) If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Transactions, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such assets in the Surviving Company or otherwise to carry out this Agreement.

Section 3.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place immediately following the satisfaction of the conditions set forth in ARTICLE 9 at the offices of Mayer Brown LLP, at 71 South Wacker Dr., Chicago, Illinois, unless another time, date or place is agreed to in writing by the Parties; provided that, in any event, the Merger shall be effected as soon as practicable following the consummation of the Offer. As part of the Closing, Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is as soon as practicable following the consummation of the Offer and agreed upon by the Parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

ARTICLE 4.

TREATMENT OF EQUITY

Section 4.1 Conversion of Shares.

(a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 4.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to the Offer Price (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5.

(b) Each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

(c) All shares of Company Common Stock that are owned by the Company as treasury stock or by any of its Subsidiaries and any Shares owned by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each Share converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of such Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented such Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 4.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

Section 4.2 Exchange of Certificates and Book Entry Shares.

(a) At or prior to the Closing, Parent shall deliver, in trust, to a paying agent designated by Purchaser (the “Paying Agent”), for the benefit of the holders of Shares at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 4.1(a) (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 4.1(a): (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE 4, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be in short-term obligations of the United States government with maturities of no more than thirty (30) days or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Exchange Fund in excess of the amounts payable to the Company stockholders shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this ARTICLE 4, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of Shares as of immediately prior to the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE 4, except as otherwise provided by Law.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE 4 with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE 4 with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit to be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE 4.

Section 4.3 Shares of Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 4.3(b) any Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to demand, and who has properly demanded, appraisal of such Shares pursuant to, and who complies with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall notify the holders of Shares of the availability of appraisal rights in connection with the Merger in accordance with Section 262(d)(2) of the DGCL at least twenty (20) days prior to the Expiration Date; provided, however, that at the Company’s request, Parent and Purchaser shall, at their own expense, disseminate such notice with the Offer Documents disseminated by Parent and Purchaser to holders of Shares on the date of the commencement of the Offer (provided that the Company shall have provided such notice to Parent and Purchaser prior to the date of commencement of the Offer). The Company shall promptly provide any notices of dissent (or withdrawal thereof) that it receives to Parent, and Parent shall have the right to participate in all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

(b) If any stockholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time or the occurrence of such withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 4.1(a).

Section 4.4 Treatment of Stock Options and Other Awards.

(a) Company Options. The Company shall take such actions that it deems necessary or appropriate so that (i) immediately prior to the Acceptance Time, each outstanding compensatory option to purchase shares of Company Common Stock (“Company Option”) under the Company Equity Plan becomes fully vested and exercisable and (ii) by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any Company Option, each Company Option outstanding as of immediately prior to the Acceptance Time shall be cancelled and the holder thereof receive a cash payment from the Company with respect thereto equal to the product obtained by multiplying (x) the excess, if any, of the Offer Price over the exercise price per share of such Company Option, by (y) the number of shares of Company Common Stock issuable upon exercise of such Company Option, subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5. In the event that the exercise price per share of Company Common Stock subject to a Company Option is equal to or greater than the Offer Price, such Company Option shall be cancelled with no payment due to the holder thereof and such Company Option shall be of no further force or effect. Parent or Purchaser shall cause any cash payments required pursuant to this Section 4.4(a) to be paid as promptly as reasonably practicable (but in any event not later than three (3) Business Days following the Effective Time, and in all events in compliance with the requirements of Section 409A of the Code).

(b) Company RSUs. The Company shall take such actions that it deems necessary or appropriate so that each restricted stock unit (other than a Company Performance Unit Award) entitling the recipient to receive, upon vesting, shares of Company Common Stock granted under the Company Equity Plan (“Company RSU”) that is outstanding as of immediately prior to the Acceptance Time shall, by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any Company RSU, be cancelled, as of the occurrence of the Acceptance Time, in exchange for the right to receive from the Company a cash payment, without interest, equal to the product obtained by multiplying (x) the Offer Price by (y) the number of shares of Company Common Stock underlying such Company RSU (assuming full vesting of such Company RSU), subject to the withholding of Taxes required by applicable Law in accordance with Section 4.5. Parent or Purchaser shall cause any cash payments required pursuant to this Section 4.4(b) to be paid as promptly as reasonably practicable (but in any event not later than three (3) Business Days following the Effective Time, and in all events in compliance with the requirements of Section 409A of the Code).

(c) Company Performance Unit Awards. The Company shall take such actions that it deems necessary or appropriate so that each restricted stock unit entitling the recipient to receive, upon vesting based upon the attainment of designated performance goals, shares of Company Common Stock granted under the Company Equity Plan (“Company Performance Unit Awards”) that is outstanding as of immediately prior to the Acceptance Time shall, by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any Company Performance Unit Award, be cancelled, as of the occurrence of the Acceptance Time, in exchange for the right to receive from the Company a cash payment, without interest, equal to the product obtained by multiplying (x) the Offer Price by (y) the greater of (1) the number of shares of Company Common Stock which may be earned pursuant to such Company Performance Unit Award based upon performance at the target level of performance and (2) the number of shares of Company Common Stock which may be earned pursuant to such Company Performance Unit Award based upon actual performance prior to the Acceptance Time (determined in accordance with the provisions of the award agreement governing such Company Performance Unit Award), subject to the withholding of Taxes required by applicable Law in accordance with Section 4.5; provided, however, that in the case of a Company Performance Unit Award which is a “Total Stockholder Return Performance Unit Award” the number of shares of Company Common Stock used for purposes of this clause (y) shall be the number determined in accordance with Section 6.3 of the award agreement governing such award. Parent or Purchaser shall cause any cash payments required pursuant to this Section 4.4(c) to be paid as promptly as reasonably practicable (but in any event not later than three (3) Business Days following the Effective Time, and in all events in compliance with the requirements of Section 409A of the Code).

(d) Company Restricted Stock Awards. The Company shall take such actions that it deems necessary or appropriate so that each restricted share of Company Common Stock (“Company Restricted Stock”) that is outstanding as of immediately prior to the Acceptance Time shall, by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any share of Company Restricted Stock, be fully vested immediately prior to the Acceptance Time and shall be treated in the manner set forth in this ARTICLE 4 with respect to shares of Company Common Stock.

Section 4.5 Withholding Tax. Each of the Paying Agent, the Company, Purchaser, the Surviving Company and Parent may deduct or withhold from the consideration payable to any Person pursuant to this Agreement, such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law. If the Paying Agent, the Company, Purchaser, the Surviving Company or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Company, Purchaser, the Surviving Company or Parent, as the case may be, made such deduction or withholding.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (subject to the rules of interpretation thereof set forth in Section 11.9) or disclosed in the reports and other documents filed with, or furnished to, the SEC by the Company or any of its Subsidiaries following January 1, 2011 and publicly available prior to the date hereof (other than disclosures in any documents incorporated by reference therein, and other than any forward-looking statements or risk factors contained therein); provided that nothing contained in any such SEC Documents shall qualify or modify any of the representations and warranties contained in Section 5.2 or Section 5.4, the Company represents and warrants to Parent and Purchaser as follows:

Section 5.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where any failures to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of (i) its Second Amended and Restated Certificate of Incorporation (the “Company Charter”), (ii) its Restated Bylaws, as amended and restated (the “Company Bylaws”), (iii) the certificates of incorporation and bylaws, or equivalent organizational and governing documents, of each Subsidiary of the Company, in each case as amended and as in effect on the date hereof. Each of the Company and its Subsidiaries is in compliance in all material respects with its respective certificate of incorporation and bylaws or other applicable organizational and governing documents. The Company has made available to Parent a correct and complete list of all Subsidiaries of the Company, the jurisdictions where each such Subsidiary is qualified to do business as a foreign corporation or other legal entity, and the directors and officers of each Company Subsidiary.

Section 5.2 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar Laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (collectively, the “Bankruptcy and Equity Exceptions”).

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Company or any of its Subsidiaries is a party, (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective assets or (d) other than in connection or compliance with applicable requirements of (i) the DGCL, (ii) the Antitrust Laws, (iii) Securities Exchange Rules, (iv) the Exchange Act and (v) applicable state securities Laws, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Authority, labor union, works council or other labor organization; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, of which 100,882,451 Shares are issued and outstanding as of August 31, 2013, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding on the date hereof. All of the outstanding capital stock and other equity interests of the Company and its Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws). As of the date hereof, other than pursuant to the Company Equity Plan and set forth as of September 14, 2013 on Section 5.4(a) of the Company Disclosure Schedule, there are no existing: (i) options, warrants, restricted stock units, phantom stock units, performance units, restricted shares of Company Common Stock, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries or any outstanding obligations of the Company or any of its Subsidiaries granting any preemptive or anti-dilutive rights with respect to any shares of Company Common Stock or other equity interests. The Company has no declared but unpaid dividends.

(b) Section 5.4(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, (i) its authorized capital stock or other equity interests, (ii) the number of its outstanding shares of capital stock or other equity interests and (iii) the record and beneficial owner(s) thereof. Neither the Company nor any of its Subsidiaries owns any interest (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than interests in the Subsidiaries of the Company and ordinary course investments with an aggregate value of less than $10,000,000, or has any obligation or has made any binding commitment to acquire any such equity or debt interest or to fund or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.5 SEC Reports; Financial Statements; Disclosure Controls and Procedures.

(a) The Company and its Subsidiaries have filed all reports, forms, schedules and other documents with the SEC required to be filed by the Company or its Subsidiaries since January 1, 2010 (as such reports and other documents may have been amended or superseded through the date hereof, the “SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act in effect at the time of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents complied at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end adjustments). As of the date hereof, to the Knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents. There has been no material correspondence between the SEC and the Company since January 1, 2010 that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b) Since January 1, 2010, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 5.6 No Undisclosed Liabilities. Except (a) as set forth in the Company’s financial statements included in the SEC Documents and publicly available prior to the date hereof, (b) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2012, (c) for liabilities and obligations incurred in connection with the Transactions or otherwise as contemplated by this Agreement or (d) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations.

Section 5.7 Absence of Certain Changes.

(a) Since December 31, 2012 and through the date hereof, there has been no change, event, occurrence or development that, individually or in the aggregate with any other changes, events, occurrences or developments, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Since December 31, 2012 and through the date hereof, the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business, except as, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has:

(i) Since June 30, 2013 and through the date hereof, (A) other than in the Ordinary Course of Business, incurred any Indebtedness, except for (1) Indebtedness the aggregate amount of which does not exceed $5,000,000, (2) Indebtedness incurred solely between or among the Company and its Subsidiaries or (3) guarantees of the Indebtedness of the Company or any Subsidiary of the Company, or (B) made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions or investments between or among the Company and its Subsidiaries and investments made in the Ordinary Course of Business in accordance with the Company’s current investment policies.

(ii) Since June 30, 2013 and through the date hereof, terminated any contract that would have been a Material Contract if in existence as of the date hereof.

(iii) Since June 30, 2013, acquired or disposed of (by merger, consolidation or acquisition or disposition of stock or other equity or voting interest or of assets) any Person, business, division or material assets thereof or enter into any joint venture, partnership or similar arrangement.

(iv) Since June 30, 2013 and through the date hereof, made any capital expenditures or entered into any commitments for capital expenditures, capital additions or capital improvements in excess of $5,000,000 in the aggregate, other than as required to maintain the value of the assets of the Company and its Subsidiaries since June 30, 2013, or as otherwise set forth in the 2013 Capital Forecast, as set forth on Section 7.1(i) of the Company Disclosure Schedule (without regard to any provision for the timing of such expenditure or commitment set forth therein).

(v) Since June 30, 2013 and through the date hereof, settled any Action or waived any right thereto in excess of the $5,000,000 individually or $10,000,000 in the aggregate (in each case with respect to any Action, determined net of any amounts in respect of insurance coverage paid under the relevant insurance policy in respect of such Action).

(vi) Since June 30, 2013 and through the date hereof, other than in the Ordinary Course of Business, granted or provided any severance or termination payments or benefits to any vice president or higher level employee of the Company or its Subsidiaries.

(vii) Since June 30, 2013 and through the date hereof, changed in any material respect any of the accounting methods used by the Company unless required by GAAP or other applicable accounting rules.

(viii) Since June 30, 2013 and through the date hereof, other than in the Ordinary Course of Business, (A) revoked or amended any material Tax election, (B) changed any Tax accounting method, policy or practice except as required by the Code or (C) settled or compromised any material Tax liability or refund.

(ix) Since June 30, 2013 and through the date hereof, entered into any Contract to do any of the foregoing.

Section 5.8 Disclosure Documents.

(a) The Schedule 14D-9 when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) (i) The Schedule 14D-9, at the time of filing, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes, or causes to be furnished, to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 5.8 do not apply to statements or omissions in the Schedule 14D-9 based upon information furnished or caused to be furnished to the Company in writing by Parent or Purchaser specifically for use therein.

Section 5.9 Litigation; Orders.

(a) As of the date hereof, there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Company there is no material pending or threatened investigation of the Company or any of its Subsidiaries by or before any Governmental Authority.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is a party or subject to any material Order.

Section 5.10 Taxes.

(a) Except for failures which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (ii) all such Tax Returns were true, correct and complete and (iii) the Company or its Subsidiaries have paid all Taxes shown as due on such Tax Returns, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP.

(b) Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, there are no audits, claims or assessments regarding Taxes pending against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has executed any currently effective agreement waiving or extending the period of assessment or collection of any material taxes.

(d) No liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for liens for taxes not yet due and payable or that are being contested in good faith through appropriate proceedings.

(e) None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any material tax sharing or similar agreement or arrangement with respect to taxes or any other material tax indemnity obligation (other than to the Company or any of its Subsidiaries), provided that any indemnity, agreements or arrangements entered into in the ordinary course of business, including, for example, any tax gross-up provisions in credit arrangements or similar tax provisions in agreements entered into with third parties in the ordinary course of business, shall not be considered material.

(f) No claim has been made against the Company or any of its Subsidiaries in writing by any taxing authorities in a jurisdiction where the Company or the Subsidiary does not file tax returns that the Company or the Subsidiary is subject to taxation by that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(h) No private letter rulings, technical advice memoranda, closing agreements, advance pricing agreements or rulings have been entered into or issued by any taxing authority within the last five years with respect to the Company or its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b).

(j) Notwithstanding any other representation or warranty in this ARTICLE 5, the representations and warranties in this Section 5.10 and Section 5.7(c)(viii) constitute the sole and exclusive representations and warranties of the Company with respect to Taxes of, or with respect to, the Company or any of its Subsidiaries.

Section 5.11 Employee Benefits.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth a list of each material Benefit Agreement and each employee benefit plan (as such term is defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and each other material plan, program or policy providing for equity-based compensation, bonuses, incentive compensation, retention, termination, change in control, welfare, pension, deferred compensation or fringe benefits, that is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any employee or former employee, director or individual consultant of the Company, its Subsidiaries or any of their ERISA Affiliates, or in which any current or former employee, director or individual consultant of the Company, its Subsidiaries, or any their ERISA Affiliates otherwise participates, or with respect to which the Company, its Subsidiaries or any of their ERISA Affiliates may have any liability, but not including any plan that is a multiemployer plan as defined in Section 3(37) of ERISA (collectively and without giving effect to the materiality qualifiers set forth above, the “Benefit Plans”).

(b) Section 5.11(b) of the Company Disclosure Schedule sets forth each plan to which the Company, its Subsidiaries or any of their ERISA Affiliates is required to contribute or with respect to which the Company, its Subsidiaries or any of their ERISA Affiliates may have any liability that is a “multiemployer plan” as defined in Section 3(37) of ERISA. In all material respects with respect to such plans:

(i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law;

(ii) none of the Company, its Subsidiaries or any of their ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; and

(iii) none of the Company, its Subsidiaries or any of their ERISA Affiliates has received any notice that any such plan is in reorganization, that the plan is in critical status, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent.

(c) The Company has made available to Parent prior to the date hereof true and correct copies of each material Benefit Plan and all material contracts relating thereto, or to the funding thereof, including, without limitation, trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof. The Company has made available to Parent (i) in the case of any material Benefit Plan which is not in written form, an accurate description of such Benefit Plan as in effect on the date hereof and (ii) a true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, in each case. to the extent applicable, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports made available.

(d) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

(e) Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and there are no circumstances reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(f) None of the assets of any Benefit Plan are invested in employer securities or employer real property.

(g) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan that have not been corrected in full and none of the Company, its Subsidiaries or any of their ERISA Affiliates has engaged in any prohibited transaction in each case which, individually or in the aggregate, have had or would reasonably be expected to have, a Company Material Adverse Effect.

(h) There have been no acts or omissions by the Company, its Subsidiaries or any of their ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company, its Subsidiaries or any of their ERISA Affiliates may be liable that, individually or in the aggregate, have had or would reasonably be expected to have, a Company Material Adverse Effect.

(i) None of the Company or its Subsidiaries has any material liability or contingent liability for providing, under any Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(j) None of the Benefit Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA)

(k) None of the Company, its Subsidiaries or any ERISA Affiliate has incurred any liability with respect to a Pension Plan under Title IV of ERISA (other than with respect to routine claims for benefits or PBGC premiums paid in the Ordinary Course of Business). Without limiting the generality of the foregoing, except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Pension Plan that is subject to Title IV of ERISA within the six (6) year period prior to the date hereof:

(1)	there has been no reportable event (as described in section 4043 of ERISA);

(2)	no steps have been taken to terminate any such plan;

(3)	there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);

(4)	no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan;

(5)	no event or condition has occurred which would give rise to liabilities under section 4062(e) of ERISA: and

(6)	no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of the Company or any of its ERISA Affiliates.

(l) There are no Actions pending or, to the Knowledge of the Company, threatened involving any Benefit Plan or the assets thereof, which, individually or in the aggregate, have had or would reasonably be expected to have, a Company Material Adverse Effect.

(m) Except as provided in Section 4.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former employee, director or officer of the Company or its Subsidiaries to any payments or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans (including any gross-up payments relating to taxes under that may be incurred by the employee, director or officer under Section 4999 of the Code).

(n) Notwithstanding any other representation or warranty in this ARTICLE 5, the representations and warranties in this Section 5.11 constitute the sole and exclusive representations and warranties of the Company with respect to employee benefit matters of, or with respect to, the Company or any of its Subsidiaries.

Section 5.12 Compliance with Laws; Governmental Authorizations.

(a) Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is in violation of any applicable Law nor (ii) has received, at any time since December 31, 2010, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, any applicable Law that has not been remedied. This Section 5.12 does not relate to matters related to Taxes, employee benefit matters, intellectual property matters or environmental matters, which are addressed exclusively by Section 5.10, Section 5.11, Section 5.13 and Section 5.16, respectively.

(b) Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries holds and maintains in full force and effect all Governmental Authorizations, (ii) each of the Company and its Subsidiaries, as applicable, is in compliance with all such Governmental Authorizations and (iii) neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2010, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company or its Subsidiaries to comply with, any term or requirement of any such Governmental Authorization that has not been remedied.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective employees (in each case, acting in their capacities as such), has, in the past five (5) years, directly or indirectly through its representatives or any Person authorized to act on its behalf, (i) violated any applicable Anti-corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, gifted, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in his official capacity; (2) inducing any Government

Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; or (4) inducing any Government Official to use his respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in the case of each of clause (1), (2), (3) or (4) assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(d) To the Knowledge of the Company, (i) the Company and its Subsidiaries have maintained complete and accurate records of payments to any Government Officials, in accordance with GAAP, in all material respects, (ii) there have been no false or fictitious entries made in the books and records of the Company or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, in each case to any Government Official, and (iii) the Company and its Subsidiaries have not established or maintained a secret or unrecorded fund with respect to payments to any Government Official.

(e) None of the Company or any Company Subsidiaries or, to the Knowledge of the Company, any of its or their respective employees (acting in their capacities as such) has been convicted of violating any Anti-corruption Laws or, to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Entity for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

(f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective representatives (in each case, acting in their capacities as representatives of the Company or any of its Subsidiaries), have remained in material compliance for the past five (5) years with the applicable export control Laws, trade or economic sanctions Laws and anti-boycott Laws, of the United States, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401 – 420), the International Traffic in Arms Regulations (22 C.F.R. 120 – 30), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701 – 706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999) or any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a list that identifies each registration or pending application for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, the foregoing registrations are in effect and subsisting.

(b) Each of the Company and its Subsidiaries owns or, to the Knowledge of the Company, has rights or licenses to use the material Intellectual Property used in the business of the Company or its Subsidiaries, as applicable, as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) To the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property rights of any third party in any material respect, and (ii) there is no such claim pending or threatened against the Company or any of its Subsidiaries as of the date hereof. To the Knowledge of the Company as of the date hereof, no third party is infringing upon, diluting, misappropriating or otherwise violating any material Intellectual Property rights of the Company or any of its Subsidiaries. No such claim by the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened against any third party.

(d) The Company and its Subsidiaries have taken reasonable steps to comply with applicable privacy and similar Laws and maintain the confidentiality of trade secrets or similar material sensitive information owned by them or in their custody, and to protect and preserve through the use of customary non-disclosure agreements or other reasonable measures the confidentiality of all such trade secrets and information owned or held by the Company and its Subsidiaries and used in the conduct of their business. Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, such trade secrets and information have not been misappropriated by any Person.

(e) All information technology and computer systems used in and material to the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been properly maintained in accordance with standards set by the manufacturers or otherwise in accordance with standards that are reasonable, except for failures to be so properly maintained that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except for failures to be in such good working condition that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has in place a reasonable disaster recovery program with respect to such data and information necessary to the conduct of their respective businesses, except for failures to do so that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(f) Notwithstanding any other representation or warranty in this ARTICLE 5, the representations and warranties in this Section 5.13 constitute the sole and exclusive representations and warranties of the Company with respect to infringement, misappropriation or other violation of Intellectual Property rights.

Section 5.14 Material Contracts.

(a) Section 5.14(a) of the Company Disclosure Schedule lists, as of the date hereof, any Contract to which the Company or any Subsidiary of the Company is a party that meets any of the following criteria (other than agreements solely between or among any Subsidiaries of the Company or the Company and any one or more Subsidiaries of the Company):

(i) requires expenditures by the Company or any of its Subsidiaries in excess of $10,000,000 per annum and is not terminable by such party upon notice of sixty (60) days or less without penalty;

(ii) provides for required aggregate payments to be received by the Company or any of its Subsidiaries in excess of $10,000,000 per annum and is not terminable by such party upon notice of sixty (60) days or less without penalty;

(iii) relates to the incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than Contracts relating to indebtedness for borrowed money which does not exceed $5,000,000 in the aggregate;

(iv) provides for the acquisition or disposition by the Company or any of its Subsidiaries outside the Ordinary Course of Business of any material assets or any material business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) to the extent any actual or contingent material obligations of the Company or any of its Subsidiaries thereunder remain in effect;

(v) materially restricts or limits the Company’s ability, or the ability of any of its Subsidiaries or Affiliates, to freely engage in any business (or engage in any business within any geographical area), compete with other entities, market any product, solicit customers or solicit or hire employees, or provides for “exclusivity”, “most favored nation” status or any similar requirement, in each case in favor of any Person other than the Company or any of its Subsidiaries;

(vi) contains guarantees made or supported by the Company or any of its Subsidiaries that are not terminable by the Company or its Subsidiaries upon notice of sixty (60) days or less without penalty;

(vii) is a collective bargaining agreement or other similar labor agreement;

(viii) is a license to or from the Company or any of its Subsidiaries of any material Intellectual Property, other than “shrink wrap” or “click through” licenses or other licenses of generally available computer software, hardware or databases;

(ix) relates to any partnership, joint venture, strategic alliance or similar arrangement material to the Company and its Subsidiaries (taken as a whole);

(x) any material swaps, hedges, derivatives or other similar instruments or Contracts relating thereto;

(xi) relates to the settlement of any Action to the extent any actual or contingent material obligations of the Company or any of its Subsidiaries thereunder remain in effect;

(xii) is a Contract with any executive officer or director of the Company or its Subsidiaries; or

(xiii) contains an obligation to enter into any of the foregoing.

(b) Each Contract set forth or required to be set forth on Section 5.14(a) of the Company Disclosure Schedule is referred to herein as a “Material Contract.” The Company has made available to Parent correct, complete and unredacted copies of all Material Contracts, including all material amendments and modifications thereto. With respect to each Material Contract, (i) assuming the due authorization, execution and delivery thereof by the other party or parties thereto, such Material Contract is in full force and effect and is a valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party or parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (ii) neither the Company nor any Subsidiary of the Company, as applicable, is, and, to the Knowledge of the Company, no other party thereto is, in default or breach (with or without notice or lapse of time, or both) of such Material Contract, (iii) to the Knowledge of the Company, no event has occurred that would constitute a default or breach (with or without notice or lapse of time, or both) under such Material Contract and (iv) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has, since December 31, 2012 and through the date hereof, received any written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract, except, with respect to the foregoing clauses (i), (ii) and (iii), where such failures to be valid and binding, in full force and effect or enforceable and such defaults or breaches, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.15 Assets; Real Property.

(a) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Section 5.15(b) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all of the Real Property owned by the Company or its Subsidiaries (the “Owned Real Property”). The Company or a Subsidiary of the Company has good and marketable fee title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. No Person has any purchase option, right of first refusal, right of first offer or other purchase rights with respect to any material Owned Real Property or any material portion thereof.

(c) Section 5.15(c) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of any lease, sublease or occupancy agreement for Real Property (“Leased Real Property”) to which the Company or any Subsidiary is a party as a lessee (any such lease, sublease or occupancy agreement being hereinafter referred to as a “Lease”). The Company or a Subsidiary of the Company has a valid and subsisting leasehold interest in the Leased Real Property. Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, each Lease is in full force and effect in all material respects and represents a valid and binding obligation of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, as of the date hereof, each other party or parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any material Leased Real Property or any material portion thereof.

Section 5.16 Environmental Matters.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to constitute a Material Environmental Liability.

(b) There are no Actions or written demands pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging liability arising out of, based on, resulting from or relating to (i) the release of, or exposure to, any Hazardous Materials, (ii) circumstances forming the basis of any violation of any Environmental Law or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws, except where such Actions or demands would not, individually or in the aggregate, reasonably be expected to constitute a Material Environmental Liability.

(c) Except for matters that have been addressed to the extent required by applicable Environmental Laws, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has released any Hazardous Materials onto or from the Owned Real Property or Leased Real Property in a manner that is likely to give rise to a liability of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to constitute a Material Environmental Liability.

(d) For purposes of subsections (a), (b) and (c) of this Section 5.16, the term “Material Environmental Liability” shall mean any event, effect, occurrence, condition or state of facts that, individually or in the aggregate, may reasonably be expected to (i) prevent the operation of the facility or entity with which the event, effect, occurrence, condition or state of facts is associated, (ii) substantially endanger human health on-site or off-site or (iii) constitute a Company Material Adverse Effect.

(e) Notwithstanding any other representation or warranty in this ARTICLE 5, the representations and warranties in this Section 5.16 constitute the sole and exclusive representations and warranties of the Company with respect to matters related to Environmental Laws.

Section 5.17 Labor Matters.

(a) Section 5.17(a) of the Company Disclosure Schedule lists each collective bargaining or other similar labor agreement and other labor union Contract applicable to any employee of the Company or its Subsidiaries as of the date hereof (each, a “CBA”). The Company has provided to Parent a list that is correct and complete in all material respects of all employees of the Company and its Subsidiaries, including information regarding each such employee’s date of hire, location of work and compensation as of the date hereof.

(b) Except to the extent any employee of the Company or its Subsidiaries is already currently represented by a labor union or other labor organization, to the Knowledge of the Company, (i) no labor union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding currently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority, and (ii) there are no labor union organizing activities pending or threatened with respect to any employees of the Company or its Subsidiaries.

(c) As of the date hereof, there is no organized labor strike, slowdown, picketing, work stoppage or lockout pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or its Subsidiaries, except as for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) There are no arbitrations, written grievances or written complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any CBA, except for such matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in receipt of a current written notice of any unfair labor practice charges.

(e) As of the date hereof, no executive officer or other vice president or higher level employee of the Company or its Subsidiaries is subject to any noncompete or nonsolicitation agreement with, or restriction for the benefit of, a third party that restricts or interferes with such officer’s or employee’s performance of its present or proposed role and duties with respect to the business activities of the Company.

(f) Except as set forth on Section 5.17(f) of the Company Disclosure Schedule, during the preceding three (3) years, (i) the Company or its Subsidiaries have not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility. Except as set forth on Section 5.17(f) of the Company Disclosure Schedule, no employee of the Company or its Subsidiaries has experienced an “employment loss,” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the ninety (90) days prior to the date of Closing.

Section 5.18 Insurance. The Company and its Subsidiaries maintain policies of insurance covering the Company, its Subsidiaries and their respective assets, including policies of property, fire, life, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, with insurance companies, funds or underwriters that cover such risks and are in such amounts and with such deductibles and exclusions as is in material accordance with applicable industry practice and, in the judgment of the Company, reasonable and prudent. To the Knowledge of the Company, (a) all such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and (b) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation, termination or revocation of any such policy.

Section 5.19 Brokers or Finders. Except for J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from the Company or its Subsidiaries in connection with this Agreement or the Transactions. The Company has provided to Parent correct and complete signed copies of all engagement letters between J.P. Morgan Securities LLC and the Company or its Subsidiaries in connection with this Agreement or the Transactions.

Section 5.20 Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, J.P. Morgan Securities LLC, an opinion, on or prior to the date hereof, to the effect that, as of the date of such opinion and based upon and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and Purchaser). The Company shall provide a correct and complete signed copy of such opinion to Parent solely for information purposes as soon as reasonably practicable after the date hereof.

Section 5.21 DGCL Section 203. Assuming the accuracy of the representation contained in Section 6.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement or the Transactions.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization; Capitalization and Ownership of Purchaser.

(a) Each of Parent and Purchaser is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where any failures to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Purchaser, as in effect on the date hereof. Each of Parent and Purchaser is in compliance in all material respects with its respective certificate of incorporation and bylaws or other applicable organizational and governing documents.

(c) The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the outstanding shares of Purchaser’s capital stock are owned of record and beneficially, directly or indirectly, by Parent.

Section 6.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions have been duly authorized by all necessary corporate action of Parent and Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 6.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions will not, (a) violate any provision of the certificate of incorporation or bylaws (or other equivalent organizational documents) of Parent or Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party, (c) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective assets or (d) other than in connection with or compliance with applicable requirements of (i) the DGCL, (ii) the Antitrust Laws, (iii) Securities Exchange Rules, (iv) the Exchange Act and (v) applicable state securities Laws, require Parent or Purchaser to make any filing or registration with or notification to, or require Parent or Purchaser to obtain any authorization, consent or approval of, any Governmental Authority, labor union, works council or other labor organization; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that would not, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4 Disclosure Documents.

(a) The Schedule TO and the Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Schedule TO and the Offer Documents, at the time of filing, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information with respect to Parent or any of its Subsidiaries that Parent or Purchaser furnishes, or causes to be furnished, to the Company in writing specifically for use in any Company Disclosure Document will not, in the case of any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 6.4 do not apply to statements or omissions in the Schedule TO or the Offer Documents based upon information furnished or caused to be furnished to Parent or Purchaser in writing by the Company specifically for use therein.

Section 6.5 Purchaser’s Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations, and will not at any time prior to the Effective Time own any assets, engage in any business activities or conduct any operations, in each case, other than in connection with the Transactions.

Section 6.6 Sufficient Funds. As of the date hereof Parent has, and at all times through the Effective Time Parent or Purchaser will have, access to sufficient cash to allow Purchaser to pay when due the aggregate Offer Price and Merger Consideration and the consideration provided herein in respect of Company Options, Company RSUs and Company Performance Unit Awards, and to pay when due all of their fees and expenses related to the Transactions. Parent has delivered to the Company correct and complete copies of the executed commitment letter(s) from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with any related fee letter, with only the fee amounts redacted (collectively, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent and/or Purchaser for the purpose of funding the Transactions (the “Financing”). Parent’s and Purchaser’s obligations hereunder are not subject to a condition regarding Parent’s or Purchaser’s obtaining funds to consummate the Transactions.

Section 6.7 Share Ownership; No Interested Stockholder. None of Parent, Purchaser or any of their respective Subsidiaries beneficially owns, has owned within the last three (3) years, or will own at any time prior to the Acceptance Time, any Company Common Stock. None of Parent, Purchaser or any of their “affiliates” or “associates” is, has been within the last three (3) years, or will be at any time prior to the Acceptance Time, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

Section 6.8 Litigation; Orders.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of Parent, against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries is a party or subject to any Order applicable to Parent or any of its Subsidiaries other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.9 Brokers or Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, none of Parent or any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from Parent or its Subsidiaries in connection with this Agreement or the Transactions.

ARTICLE 7.

INTERIM OPERATING COVENANTS

Section 7.1 Interim Operations of the Company. During the period from the date hereof to the earliest of the Board Control Date, the Effective Time and the date on which this Agreement is terminated, except as expressly contemplated or permitted by this Agreement, as necessary to effectuate the Transactions, as set forth on Section 7.1 of the Company Disclosure Schedule, as required by contractual obligations in existence on the date hereof, as required by applicable Law or Order or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, operate in the Ordinary Course of Business, use its commercially reasonable efforts to preserve substantially intact its business organizations and its current beneficial commercial relationships with third parties (including customers and suppliers) and to keep available the services of its officers and senior managerial employee and, without limitation of the foregoing, shall not, and shall cause its Subsidiaries not to:

(a) declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any Shares or other equity or voting interest of the Company or purchase, redeem or repurchase any Shares or other equity or voting interest of the Company, except for the acquisition of Shares (i) from holders of Company Options, Company RSUs or Company Performance Unit Awards upon the exercise or settlement of Company Options, Company RSUs or Company Performance Unit Awards to the extent required or permitted under the terms of such Company Options, Company RSUs or Company Performance Unit Awards or to satisfy related Tax obligations or (ii) as required by the terms of any Benefit Plan or Benefit Agreement;

(b) except for (i) Company Common Stock to be issued or delivered pursuant to the Company Equity Plan in respect of awards outstanding as of the date hereof and (ii) the issuance of shares of capital stock by any Subsidiary of the Company to the Company or another Subsidiary of the Company, issue, sell, pledge, transfer or dispose of any shares of its capital stock or other equity or voting interest of the Company or its Subsidiaries or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity or voting interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;

(c) split, combine, subdivide or reclassify any Company Common Stock or other equity interest of the Company;

(d) (i) other than in the Ordinary Course of Business, incur any Indebtedness, except for (A) Indebtedness the aggregate amount of which does not exceed $5,000,000, (B) Indebtedness incurred solely between or among the Company and its Subsidiaries or (C) guarantees of the Indebtedness of the Company or any Subsidiary of the Company, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions or investments between or among the Company and its Subsidiaries and investments made in the Ordinary Course of Business in accordance with the Company’s current investment policies;

(e) amend the Company Charter or Company Bylaws or the equivalent organizational documents of any Subsidiary of the Company or adopt, approve or implement any “poison pill” or similar stockholder rights plan that could adversely affect or materially delay the consummation of the Transactions;

(f) other than in the Ordinary Course of Business, (i) modify or amend in any material respect or terminate any of the Material Contracts (or any Contract which would have been, if entered into prior to the date hereof, a Material Contract), or waive, release or assign any material rights or claims thereunder, or (ii) enter into any Contract which would have been, if entered into prior to the date hereof, a Material Contract;

(g) voluntarily adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(h) acquire or dispose of (by merger, consolidation or acquisition or disposition of stock or other equity or voting interest or of assets) any Person, business, division or material assets thereof or enter into any joint venture, partnership or similar arrangement;

(i) make any capital expenditures or enter into any commitments for capital expenditures, capital additions or capital improvements in excess of $5,000,000 in the aggregate, other than as required to maintain the value of the assets of the Company and its Subsidiaries as of the date hereof, or as otherwise set forth in the 2013 Capital Forecast or 2014 Capital Forecast, each as set forth on Section 7.1(i) of the Company Disclosure Schedule (without regard to any provision for the timing of such expenditure or commitment set forth therein); provided, that those items set forth on the first page of Section 7.1(i) of the Company Disclosure Schedule shall be dealt with as set forth on the first page of Section 7.1(i) of the Company Disclosure Schedule;

(j) settle any Action or waive any right thereto in excess of the $5,000,000 individually or $10,000,000 in the aggregate (in each case with respect to any Action, determined net of any amounts in respect of insurance coverage paid under the relevant insurance policy in respect of such Action);

(k) other than in the Ordinary Course of Business, (i) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, (ii) increase the compensation, bonus opportunity or other benefits of, or make any new equity awards to, any employee or service provider of the Company or its Subsidiaries or (iii) adopt or amend any Benefit Plan for the benefit of any employee or service provider of the Company or its Subsidiaries to the extent such adoption or amendment would create or increase in any material respect any liability on the part of the Company or its Subsidiaries, except as required by Law;

(l) enter into a collective bargaining or other similar labor agreement or other labor union contract applicable to employees of the Company or its Subsidiaries other than to replace, supplement or extend a CBA that has expired or is reasonably expected to expire before the Effective Time;

(m) hire or terminate (except for cause) the employment of any executive officer or other senior managerial employee, it being understood that the Company may fill vacancies of senior managerial employees (other than executive officers) that arise following the date hereof, except that, with respect to filling any such vacancies, the Company or its Subsidiaries shall have reasonably consulted with Parent prior to taking such action;

(n) change in any material respect any of the accounting methods used by the Company unless required by GAAP or other applicable accounting rules;

(o) other than in the Ordinary Course of Business, (i) revoke or amend any material Tax election, (ii) change any Tax accounting method, policy or practice except as required by the Code or (iii) settle or compromise any material Tax liability or refund;

(p) fail to keep in force material insurance policies or replacement or revised provisions providing insurance in the Ordinary Course of Business with respect to the assets, properties and businesses of the Company and its Subsidiaries as currently conducted; or

(q) enter into any Contract to do any of the foregoing.

ARTICLE 8.

ADDITIONAL COVENANTS

Section 8.1 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 10, the Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent and Purchaser reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books, records and executive officers and other senior managerial employees of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, in each case as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Purchaser if such disclosure would, notwithstanding the use of clean rooms, clean teams, joint defense or common interest agreements or other customary safeguards, reasonably be expected to (i) cause significant competitive harm to the Company and its Subsidiaries if the Transactions were not consummated, (ii) violate applicable Law or request or requirement of any Governmental Authority, (iii) waive any attorney-client or other legal privilege or (iv) violate any confidentiality agreement in existence on the date hereof to which the Company or any of its Subsidiaries is a party. The Parties shall take reasonable efforts to implement procedures to eliminate or minimize the foregoing concerns and facilitate the sharing of information. After the date hereof, the Company shall allow Representatives of Parent and Purchaser, at the expense of Parent, to access the books, records, vendors and contractors involved in the matters described on the first page of Schedule 7.1(i) of the Company Disclosure Schedule in order to enable Parent to conduct additional review and evaluation of such matters and for integration planning purposes. Parent shall reimburse the Company for any reasonable incremental out-of-pocket expenses incurred by the Company to such vendors and contractors as a result of such access, review and evaluation.

(b) Each of Parent and Purchaser agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 8.1 for any competitive or other purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement shall apply with respect to information furnished under this Section 8.1 by the Company, its Subsidiaries and their Representatives. Prior to the Closing, each of Parent and Purchaser shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than senior executives), customers, suppliers, distributors, labor unions, landlords, lessors, banks or other lenders of the Company and its Subsidiaries, or, except as required pursuant to Section 8.2, any Governmental Authority, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.2 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Purchaser and the Company agrees to use its reasonable best efforts to (i) make promptly its filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including using its reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person (provided that in respect of Contracts between the Company or any of its Subsidiaries with any third Person, none of the Parties shall be required to make or agree to make any material payment or accept any material conditions or obligations) or Governmental Authority in connection with the Transactions and to fulfill the conditions to the Offer and the Merger, and (iii) not take any action that would be reasonably likely to materially delay or prevent consummation of the Transactions. In furtherance and not in limitation of the foregoing, each Party agrees to file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (but in no event later than ten (10) Business Days after the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the End Date), including requesting early termination of the HSR Act waiting period. In addition, each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees that it shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions contemplated by this Agreement, except with the prior written consent of the other.

(b) Except with respect to Taxes, each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall (i) promptly notify the other of and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Transactions, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any such Governmental Authority with respect to the Transactions, (iii) not participate in any meeting or have any communication with any such Governmental Authority with respect to the Transactions unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, give the other the opportunity to attend and participate therein and (iv) furnish the other with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions; provided, however, that, notwithstanding the foregoing, the rights of the Parties under this Section 8.2(b) may be exercised on their behalf by their respective outside counsel.

(c) Each of the Parties agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is threatened or in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 8.2, and subject to Section 8.2(e) below, if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other Governmental Authority challenging any of the Transactions as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Authority may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as practicable (and in any event no later than the End Date). Notwithstanding anything herein to the contrary, but subject to Section 8.2(e) below, Parent, Purchaser and the Company shall take any and all action necessary, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or of the Company or its Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of Parent or its Subsidiaries or of the Company or its Subsidiaries, (iii) creating any relationship, contractual rights or obligations of Parent or its Subsidiaries or of the Company or its Subsidiaries or (iv) effectuating any other change or restructuring of Parent or its Subsidiaries or of the Company or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of Parent or its Subsidiaries or of the Company or its Subsidiaries with respect to, or ability to retain, one or more businesses, product lines or assets (any of the foregoing, a “Divestiture Action”), to ensure that no Governmental Authority enters any Order or establishes any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of any of the Transactions, or to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of any of the Transactions fails to do so by the End Date.

(e) Notwithstanding anything in this Agreement to the contrary, neither Parent, the Company nor any of their respective Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Divestiture Action that would constitute a Burdensome Action. A “Burdensome Action” means any action that involves divesting, holding separate, leasing or otherwise transferring control over any containerboard mills of Parent or the Company or their respective Subsidiaries, excluding the Company’s mill at Wallula, WA, whether effected through a sale, lease or transfer of assets or securities, or otherwise.

Section 8.3 Board Recommendation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 8.3, (i) the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers, employees, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”) to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person that may be ongoing with respect to any Acquisition Proposal and (ii) until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 10, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) solicit, request, initiate, knowingly encourage (including by way of furnishing or disclosing information), or take any other action to knowingly facilitate or initiate the making of, any Acquisition Proposal, (B) continue or otherwise participate in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or any of its Affiliates) in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement contemplating or otherwise relating to any Acquisition Proposal (other than the confidentiality agreements referred to in Section 8.3(b)(iii)), (D) grant any waiver under any confidentiality agreement or any “fair price”, “moratorium”, “control share acquisition” or other takeover, antitakeover or other similar Law or (E) resolve to propose, agree or publicly announce an intention to do any of the foregoing. The Company shall immediately terminate electronic access to the Company’s “electronic dataroom” datasite located on www.intralinks.com for each Person other than Parent, Purchaser and their respective Representatives and the Company shall promptly request that each Person (other than Parent) that has executed a confidentiality agreement since January 1, 2012 in connection with such Person’s consideration of an Acquisition Proposal promptly return to the Company or destroy any non-public information previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the applicable provisions of the confidentiality agreement in place with such Person.

(b) Notwithstanding anything to the contrary in this Section 8.3, at any time prior to the Acceptance Time, in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company or its financial advisor by any Person, the Company, its Subsidiaries and its and their respective Representatives may participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person or its Representatives with respect to such Acquisition Proposal; provided that prior to any such participation, furnishing or disclosure, (i) the Company Board determines in good faith, based on the information then available and after consultation with a nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) the Company Board determines in good faith, based on the information then available and after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (iii) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company receives from such Person an executed confidentiality agreement containing terms not less restrictive in the aggregate upon such Person than the terms applicable to Parent under the Confidentiality

Agreement (it being understood that any such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and (iv) promptly after furnishing or disclosing any nonpublic information to such Person, the Company furnishes or discloses such information to Parent or its Representatives (to the extent such information has not been previously delivered or made available by the Company to Parent or its Representatives).

(c) Except as expressly permitted by this Section 8.3 the Company Board shall not (i) withhold, withdraw, modify or qualify, or propose publicly or resolve to withhold, withdraw, modify or qualify, in any manner adverse to Parent or Purchaser, the Board Recommendation (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business of the tenth (10th) Business Day following a written request by Parent to the Company Board to affirm the Board Recommendation after the first public announcement of such Acquisition Proposal without such action being considered an adverse modification), (ii) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal (any action described in clause (i) or clause (ii), a “Change in Recommendation”) or (iii) enter into any letter of intent, memorandum of understanding or merger, acquisition or similar agreement contemplating or otherwise relating to an Acquisition Proposal (other than the confidentiality agreements referred to in Section 8.3(b)(iii)).

(d) If, prior to the Acceptance Time, the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, constitutes a Superior Proposal, the Company Board may (x) effect a Change in Recommendation with respect to such Superior Proposal or (y) terminate this Agreement for the purpose of causing the Company to enter into a letter of intent, memorandum of understanding or merger, acquisition or similar agreement (an “Acquisition Agreement”) contemplating or otherwise relating to such Superior Proposal (provided that the Company shall have paid the Termination Fee prior to or concurrently with such termination of this Agreement in accordance with Section 10.2(b)(i) and the Company shall enter into such Acquisition Agreement concurrently with or immediately following such termination) if, and only if:

(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, of its determination to effect a Change in Recommendation pursuant to clause (x) or a termination of this Agreement pursuant to clause (y), as the case may be, which notice shall specify the basis for such Change in Recommendation or termination and the identity of the Person making such Superior Proposal and the material terms and conditions thereof; provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.3(d) with respect to such new written notice;

(ii) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and the Company shall have complied in all material respects with all of its obligations under this Section 8.3;

(iii) after providing such notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to effect such Change in Recommendation or termination, as the case may be; and

(iv) the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent no later than 5:00 p.m. Eastern Time on the third (3rd) day of such three (3) Business Day period in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

(e) In addition to the other obligations of the Company set forth in this Section 8.3, the Company shall (i) promptly and in any event within twenty-four (24) hours after the receipt thereof, (A) notify Parent of any Acquisition Proposal or any request for nonpublic information relating to an Acquisition Proposal or any inquiry relating to any Acquisition Proposal received by the Company or its Subsidiaries or its financial advisor and (B) provide Parent with a copy of such Acquisition Proposal (if in writing) and any material written amendments, changes, modifications, supplements, or additions thereto and (ii) keep Parent reasonably apprised on a prompt basis (and in any event within 24 hours of the occurrence of any material developments or changes) of any material developments or changes with respect to any of the terms and conditions of such Acquisition Proposal.

(f) Nothing contained in this Section 8.3 shall prohibit the Company Board, directly or indirectly through its Representatives, from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the stockholders of the Company required by applicable Law, provided that any taking or disclosing of any such position or the making of any such disclosure will be subject to the provisions of this Agreement, including Section 8.3. For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Board Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

(g) Notwithstanding anything to the contrary set forth in this Agreement, other than with respect to an Acquisition Proposal, the Company Board may effect a Change in Recommendation and the Company shall not be required to include the Board Recommendation in the Schedule 14D-9 if the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

Section 8.4 Employee Matters.

(a) As of the Acceptance Time, and until the later of December 31, 2014 and one (1) year following the Effective Time, Parent agrees to provide or to cause its Subsidiaries (including the Surviving Company) to provide each employee of the Company or its Subsidiaries as of the Acceptance Time (each, an “Employee”) with employee benefits, base salary or wages, incentive compensation opportunities, severance and other compensation that are not less favorable, in the aggregate, than those in effect for such Employee immediately prior to the Acceptance Time. Parent shall provide each Employee who incurs a termination of employment during such period with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such Employee would have been entitled with respect to such termination under the severance plans or policies of the Company or the applicable Subsidiary as in effect immediately prior to the Acceptance Time. From and after the Acceptance Time, with respect to the 2013 calendar year, Parent shall (i) continue to maintain each of the Company’s annual bonus and incentive compensation plans and programs without adverse amendment, (ii) measure performance under such plans against the applicable performance goals in a manner that is consistent with the practice of the Company prior to the Acceptance Time and (iii) pay out the full amount of earned awards to participants in such plans according to the terms of such plans without application of any discretionary right to reduce the amount payable.

(b) From and after the Acceptance Time, Parent shall honor or cause to be honored, in accordance with their terms, all Benefit Agreements and all CBAs.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of defined benefit pension benefits) and all other purposes, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company currently provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the plan year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that all provisions contained in this Section 8.4 (i) shall not be treated as an amendment or other modification of any Benefit Plan, Benefit Agreement, Parent Plan or other employee benefit plan, agreement or other arrangement and (ii) shall not limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan, Benefit Agreement or Parent Plan following the Acceptance Time.

Section 8.5 Indemnification and Insurance.

(a) Following the Acceptance Time, the Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) (i) honor and fulfill in all respects all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Acceptance Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each individual who is serving or has served at the request of the Company as a director, officer or trustee of another Person, in each case determined as of the Acceptance Time (each such individual, an “Indemnified Party”), as provided in the Company’s and its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect as of immediately prior to the Acceptance Time, and (ii) until the sixth (6th) anniversary of the Effective Time, cause the Surviving Company’s and its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or comparable organizational documents) of the Company and its Subsidiaries as of the date hereof, which shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b) Without limiting the generality of the provisions of Section 8.5(a), during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) indemnify and hold harmless each Indemnified Party from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 8.5(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an

Indemnified Party therefor, all reasonable costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 8.5(b), then such Indemnified Party’s right to advancement of costs, fees and expenses pursuant to this Section 8.5(b) with respect to the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) Prior to the Acceptance Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid directors’ and officers’ liability insurance policy on terms with respect to the coverage and amount that are equivalent to those of the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for the benefit of the Indemnified Parties with respect to their acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”). Prior to purchasing the Tail Policy, the Company shall reasonably consult with Parent with respect to the cost of and proposed insurance carrier issuing such Tail Policy. Parent shall and shall cause the Surviving Company to maintain the Tail Policy in full force and effect and continue to honor their respective obligations thereunder for the entire coverage period of the Tail Policy.

(d) This Section 8.5 (i) is intended to benefit and be enforceable by the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Purchaser, the Company, the Surviving Company and its Subsidiaries and (ii) is in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such individual may have by contract or otherwise. Parent hereby agrees to cause and guarantees the payment and performance by the Surviving Company and its Subsidiaries of the indemnification and other obligations pursuant to this Section 8.5 and the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Company and its Subsidiaries.

(e) In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 8.5.

Section 8.6 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take any such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 8.7 Obligations of Purchaser. Parent shall cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Purchaser of any amounts payable by Purchaser pursuant to the Offer and the Merger or otherwise pursuant to this Agreement.

Section 8.8 Rule 14d-10 Matters. Prior to the Acceptance Time, the compensation committee of the Company Board shall, to the extent not previously taken, take all actions it determines to be necessary or appropriate to approve or ratify all payments that have been made or are to be made and all benefits that have been granted or are to be granted pursuant to employment compensation, severance and other employee benefits plans of the Company, including the Benefit Plans and Benefit Agreements (the “Benefit Arrangements”), as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, in order to satisfy the requirements of the non-exclusive safe harbor with respect to such Benefit Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act.

Section 8.9 Anti-Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law becomes or is deemed to be applicable to any of the Transactions, the Parties shall use reasonable best efforts to take, or cause to be taken, all action reasonably necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

Section 8.10 Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, at Parent’s sole expense, use commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Financing (for purposes of this Section 8.10, including (i) any flex applicable to the Financing and (ii) any alternative financing) as is customary in connection with the arrangement of financings similar to the Financing as may be reasonably requested by Parent. Such cooperation by the Company shall include, at the reasonable request of Parent, using commercially reasonable efforts to (a) (1) agree to enter into, as of the Effective Time, customary authorization and representation letters, (2) deliver, as of the Effective Time, such officer’s certificates (including a solvency certificate of the chief financial officer of the Company in the form contemplated by the Financing Commitments), in each case as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and (3) pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (b) provide to the Lenders pertinent and customary financial and other information regarding the Company and its Subsidiaries in the Company’s possession, in connection with the offerings of any debt securities contemplated by the Commitment Letters, (c) make the Company’s officers reasonably available to assist the lenders (including by participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and Purchaser and such lenders), (d) reasonably assist with the preparation of materials for rating agency presentations, offering documents, syndication documents (including bank information memoranda, private placement memoranda, prospectuses and lender and investor presentations), business projections and similar documents required in connection with the Financing, (e) obtain customary legal opinions and issue customary representation letters to auditors, (f) obtain customary accountants’ comfort letters and consents to the use of accountants’ reports relating to the Company, (g) assist Parent and Purchaser in obtaining corporate, credit and facility ratings from rating agencies for the Financing and assist Parent and Purchaser in obtaining other customary documentation and items relating to the Financing, (h) furnish requested documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, (i) arrange for documentation reasonably facilitating the pledging of collateral (including requesting customary payoff letters, releases, lien terminations, waivers, consents, estoppels, approvals as may be required in connection therewith and instruments of discharge) to be delivered at the Acceptance Time relating to all indebtedness to be paid off, discharged and terminated on the Acceptance Time, (j) use commercially reasonable efforts to take corporate actions reasonably necessary to permit the consummation of the Financing upon the Acceptance Time and to permit the proceeds thereof to be made available to the Company by the Company and its Subsidiaries, (k) cooperate reasonably with the lenders’ due diligence, to the extent customary and reasonable, (l) otherwise reasonably cooperate in connection with the consummation of the Financing and (m) using commercially reasonable efforts to satisfy the conditions precedent set forth in the Financing Commitments to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company. Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s or its affiliates’ obligations under this Section 8.10. Parent acknowledges and agrees that none of the Company or any Subsidiary of the Company, or any of their respective Affiliates or any of their respective Representatives, shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing or any Alternative Debt Financing that Parent may raise in connection with the Transactions, and that Parent shall indemnify and hold harmless the Company, any Subsidiary of the Company and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any alternative debt financing and any information utilized in connection therewith (other than the financial statements of the Company and its Subsidiaries and other information provided by or on behalf of the Company or its Subsidiaries). Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time and (ii) none of the Company or any of its Subsidiaries shall be required to take any action that will conflict with or violate the Company’s or such Subsidiary’s organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party. Any information provided to Parent or any other Person pursuant to this Section 8.10 shall be subject to the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or their reputation or goodwill.

ARTICLE 9.

CONDITIONS

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Purchaser, if permissible under Law) as of the Closing of the following conditions:

(a) no Governmental Authority of competent jurisdiction in the United States shall have enacted, issued or promulgated any Law or issued or granted any Order enjoining or otherwise prohibiting or making illegal the consummation of the Transactions; and

(b) Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment, purchased and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn as of the expiration of the Offer.

ARTICLE 10.

TERMINATION

Section 10.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time:

(a) prior to the Acceptance Time, by the written agreement of the Company and Parent; or

(b) by either the Company or Parent:

(i) if (A) as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms (after giving effect to any extensions) without Purchaser having purchased any Shares pursuant to the Offer or (B) Purchaser shall not have purchased any Shares pursuant to the Offer on or prior to January 31, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, Shares not having been purchased pursuant to the Offer; or

(ii) if any Governmental Authority of competent jurisdiction in the United States shall have enacted or issued any Law or Order, in each case such that the conditions set forth in Section 9.1 cannot be satisfied on or prior to the End Date, and such Law or Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to a Party if the enactment or issuance of such Law or Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(c) by the Company:

(i) prior to the Acceptance Time, if all of the following shall have occurred: (A) Parent or Purchaser shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or agreements contained in this Agreement, (B) such breaches or failures to perform, individually or in the aggregate, shall have caused, or would reasonably be expected to cause, a Parent Material Adverse Effect and (C) such breaches or failures to perform are incapable of being cured by Parent or Purchaser prior to the End Date or, if such breach or failure to perform is capable of being cured by Parent or Purchaser prior to the End Date, Parent or Purchaser shall not have cured such breaches or failures to perform within thirty (30) days (but no later than the End Date) after receipt of written notice thereof from the Company; provided, however, that the right to terminate this Agreement under this Section 10.1(c)(i) shall not be available to the Company if it is in material breach of its covenants or agreements set forth in this Agreement; or

(ii) prior to the Acceptance Time, if all of the following shall have occurred: (A) the Company shall have complied in all material respects with Section 8.3, (B) the Company shall have entered into an Acquisition Agreement with respect to any Superior Proposal and (C) concurrently with entering into the Acquisition Agreement referred to in clause (B) above, the Company shall have paid the Termination Fee to Parent pursuant to Section 10.2(b); or

(iii) if Purchaser fails to commence the Offer in violation of Section 2.1(a); provided, however, that the right to terminate this Agreement under this Section 10.1(c)(iii) shall not be available to the Company if it is in breach of the first sentence of Section 2.2(a) or if a material breach of Section 2.2(b) by the Company shall have caused Purchaser to fail to commence the Offer in accordance with Section 2.1(a); or

(d) by Parent or Purchaser:

(i) prior to the Acceptance Time, if all of the following shall have occurred: (A) the Company shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or agreements contained in this Agreement, (B) such breaches or failures to perform would cause the conditions set forth in paragraph (c)(ii) or (c)(iii) of Annex I to not be satisfied and (C) such breaches or failures to perform are incapable of being cured by the Company prior to the End Date or, if such breaches or failures to perform are capable of being cured by the Company prior to the End Date, the Company shall not have cured such breaches or failures to perform within thirty (30) days (but no later than the End Date) after receipt of written notice thereof from Parent or Purchaser; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to Parent or Purchaser if either of them is in material breach of its covenants or agreements set forth in this Agreement; or

(ii) prior to the Acceptance Time, if either of the following shall have occurred: (A) the Company Board shall have effected a Change in Recommendation or (B) the Company shall have entered into any Acquisition Agreement with respect to any Acquisition Proposal.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or such other Party’s Affiliates, directors, officers, securityholders, partners, agents or employees in connection with this Agreement; provided that the terms of ARTICLE 1, the antepenultimate and penultimate sentences of Section 8.1(b), this Section 10.2 and ARTICLE 11 shall survive the termination of this Agreement; provided, further, that nothing contained in this Section 10.2 shall relieve Parent, Purchaser or the Company from liability for any willful and material breach of this Agreement or fraud or willful misconduct prior to such termination.

(b) If:

(i) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii); or

(ii) (A) this Agreement is terminated (1) by the Company or Parent pursuant to Section 10.1(b)(i) at a time when the sole condition set forth in Annex I that has failed to be satisfied is paragraph (a) of Annex I (but only if at such time Parent would not be prohibited from terminating this Agreement by the proviso in Section 10.1(b)(i)), (2) by Parent or Purchaser pursuant to Section 10.1(d)(ii)(A) or (3) by Parent pursuant to Section 10.1(d)(i), (B) there has been (X) in the case of a termination in the circumstances described in clause (1) or (2) above, publicly disclosed prior to the date of termination of this Agreement or (Y) in the case of a termination in the circumstances described in clause (3) above, submitted to senior management of the Company or the Company Board or publicly disclosed prior to the date of termination of this Agreement, an Acquisition Proposal that remains outstanding and not withdrawn as of five (5) Business Days prior to the date of Termination of this Agreement and (C) within twelve (12) months of such termination, the Company or one or more of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or the Company or one or more of its Subsidiaries consummates any Acquisition Proposal; provided that, solely for the purposes of this Section 10.2(b)(ii), references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(iii) this Agreement is terminated by Parent or Purchaser pursuant to Section 10.1(d)(ii)(B),

then the Company shall pay (or shall have paid on its behalf) to Parent a termination fee of $44,835,000 (the “Termination Fee”) in cash,

(x) in the case of a termination under the circumstances described in clause (i) above, concurrently with such termination;

(y) in the case of a termination under the circumstances described in clause (ii) above, concurrently with the consummation of the transaction with respect to such Acquisition Proposal described therein; or

(z) in the case of a termination under the circumstances described in clause (iii) above, within two (2) Business Days of such termination.

(c) If this Agreement is terminated by (i) the Company or Parent pursuant to Section 10.1(b)(i)(B) and as of the End Date the condition set forth as paragraph (b) of Annex I has failed to be satisfied (but, in the case of termination by Parent, only if at such time the Company would not be prohibited from terminating this Agreement by the proviso in Section 10.1(b)(i)), (ii) the Company or Parent pursuant to Section 10.1(b)(ii) with respect to any Antitrust Law or any Order resulting from any Action by any Governmental Authority to enforce any Antitrust Law (but, in the case of termination by Parent, only if at such time the Company would not be prohibited from terminating this Agreement by the proviso in Section 10.1(b)(ii)) or (iii) the Company pursuant to Section 10.1(c)(i) due to Parent’s or Purchaser’s breach of Section 8.2, then Parent shall pay to the Company a termination fee of $30,000,000 (the “Parent Termination Fee”) in cash within two (2) Business Days of such termination.

(d) In no event shall the Company or any Person on the Company’s behalf be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable at different times or upon the occurrence of different events. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable at different times or upon the occurrence of different events.

(e) Other than in the case of willful and material breach of this Agreement or fraud or willful misconduct prior to termination of this Agreement pursuant to Section 10.1, in circumstances where the Termination Fee is payable in accordance with Section 10.2(b), Parent’s receipt of the Termination Fee from or on behalf of the Company shall be deemed to be liquidated damages and not a penalty and shall be Parent’s and Purchaser’s sole and exclusive remedy under this Agreement, and the Company, and any Person who pays the Termination Fee on the Company’s behalf, shall have no further liability to Parent or Purchaser with respect to this Agreement (including the Transactions) or the termination thereof. Other than in the case of willful and material breach of this Agreement or fraud or willful misconduct prior to termination of this Agreement pursuant to Section 10.1, in circumstances where the Parent Termination Fee is payable in accordance with Section 10.2(c), the Company’s receipt of the Parent Termination Fee from Parent shall be deemed to be liquidated damages and not a penalty and shall be the Company’s sole and exclusive remedy under this Agreement other than pursuant to Section 10.2(g), and in such case Parent and Purchaser shall have no further liability to the Company with respect to this Agreement (including the Transactions) or the termination thereof other than pursuant to Section 10.2(g).

(f) Payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Parent. Payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated by the Company. The Parties acknowledge that the agreements contained in this

Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 10.2(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 10.2(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amount set forth in Section 10.2(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made and (ii) if Parent fails promptly to pay the amount due pursuant to Section 10.2(c) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amount set forth in Section 10.2(c), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amount set forth in Section 10.2(c) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

(g) Notwithstanding anything else in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to any provision of Section 10.1, other than a termination of this Agreement by Parent pursuant to Section 10.1(d)(i), then Parent shall pay (or shall have paid on its behalf) to the Company expense reimbursement of $10,000,000 (the “Expense Reimbursement”) in cash within two (2) Business Days of such termination. Payment of the Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by the Company. Parent acknowledges that the agreements contained in this Section 10.2(g) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 10.2(g) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amount set forth in this Section 10.2(g), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amount set forth in this Section 10.2(g) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the Expense Reimbursement to the Company by or on behalf of Parent shall not relieve Parent or Purchaser of any other liability with respect to this Agreement (including the Transactions) or the termination thereof.

ARTICLE 11.

MISCELLANEOUS

Section 11.1 Non-Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with ARTICLE 10, except that any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Effective Time shall survive the Effective Time to the extent so required to be performed after the Effective Time.

Section 11.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt; provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Purchaser, to:

Packaging Corporation of America
1955 West Field Court
Lake Forest, Illinois 60045
Facsimile:	(847) 482-2194
Attention:	Kent Pflederer, Senior Vice President –
Legal and Administration

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Facsimile:	(312) 706-8118
Attention:	Paul M. Crimmins

(b) if to the Company, to:

Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702
Facsimile:	(208) 384-7945
Attention:	Karen E. Gowland, Senior Vice President,
General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
Facsimile:	(617) 573-4822
Attention:	Margaret A. Brown

or to such other address or facsimile number for a Party as shall be specified in a notice given in accordance with this Section 11.2.

Section 11.3 Amendment and Modification. Subject to applicable Law and any authorization of the Continuing Director or Continuing Directors required by Section 2.3(b), this Agreement may be amended, modified and supplemented in any and all respects, by written agreement of the Parties, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplement shall result in the Merger Consideration not being the same amount and kind of cash, property, rights or securities as the consideration being offered to holders of Shares in the Offer; provided, further, that, after the Acceptance Time, no such amendment, modification or supplement shall adversely affect the rights of the Company’s stockholders (other than Parent or its Affiliates) hereunder without the approval of such stockholders.

Section 11.4 Waivers. Subject to any authorization of the Continuing Director or Continuing Directors required by Section 2.3(b), any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other such failure.

Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted or purported assignment in violation of this Section 11.5 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 11.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders to receive the Offer Price and the Merger Consideration and the holders of the Company Options, Company RSUs and Company Performance Unit Awards to receive the consideration described in Section 4.4, (ii) the right of the Company, on behalf of its stockholders and the holders of the Company Options, Company RSUs and Company Performance Unit Awards to pursue specific performance as set forth in Section 11.16 or, if specific performance is not sought or is not granted as a remedy, damages (which damages the Parties agree may be based upon the consideration that would have otherwise been payable to holders, lost premium and any decrease in value of Shares) in the event of Parent’s or Purchaser’s willful and material breach of this Agreement or fraud or willful misconduct, which right is hereby acknowledged and agreed by Parent and Purchaser, (iii) as provided in Section 8.5 (which is intended for the benefit of the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 8.5) and (iv) the provisions of Section 11.11 and Section 11.12 (as to which the Financing Sources shall be third-party beneficiaries), are not intended to and shall not confer upon any Person other than the Parties any rights, benefits or remedies of any nature whatsoever hereunder or thereunder or by reason hereof or thereof.

Section 11.7 Public Disclosure. The Company and Parent shall agree on the form and content of any initial press release and, except with the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), shall not, and shall cause their respective Affiliates and Representatives not to, issue any other press release or other public statement or communication with respect to this Agreement or the Transactions; provided that the Company or Parent may, without the prior written consent of the other, issue such communication or make such public statement (a) as may be required by applicable Law or Securities Exchange Rules and, if practicable under the circumstances, after reasonable prior consultation with the other, or (b) to enforce its rights under this Agreement; provided, however, this Section 11.7 shall have no further force or effect, and the Company and Parent will have no further obligation under this Section 11.7, in the event that the Company Board has effected a Change in Recommendation in accordance with Section 8.3.

Section 11.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses; provided, however, that Parent shall bear the HSR Act filing fee and the other out-of-pocket costs and expenses payable in connection with the actions contemplated by Section 8.2.

Section 11.9 Company Disclosure Schedule. Disclosures on the Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement, and any disclosure set forth on any section thereof shall be deemed to be disclosed by the Company for all sections of this Agreement and all other sections of the Company Disclosure Schedule to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other sections of this Agreement or such other sections of the Company Disclosure Schedule. The headings contained in the Company Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained therein or in this Agreement. The inclusion of any information in any section of the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company or otherwise imply that such information is required to be listed in any section of the Company Disclosure Schedule or that any such matter rises to a Company Material Adverse Effect, or is material to or outside the Ordinary Course of Business. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in the Company Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties or similar matters or statements are intended only to allocate rights and risks between the Company, Purchaser and Parent and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party or give rise to any claim or benefit to any Person who is not a Party. In addition, the disclosure of any matter in the Company Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with or a violation of applicable Law, any Order or Governmental Authorization or Contract or other topic to which such disclosure is applicable. In no event shall the disclosure of matters disclosed in the Company Disclosure Schedule be deemed or interpreted to constitute or broaden a representation, warranty, obligation, covenant, condition or agreement of the Company except to the extent provided in this Agreement. No reference in the Company Disclosure Schedule shall by itself be construed as an admission or indication that a Contract or other document is enforceable or currently in effect except to the extent provided in this Agreement. Where a Contract or other document is referenced, summarized or described in the Company Disclosure

Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or other document and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or other document.

Section 11.10 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 11.11 Submission to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery, including any appellate courts thereof (the “Delaware Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in the Delaware Courts. With respect to any such proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts. Notwithstanding anything in the foregoing to the contrary, no party hereto, nor any of its Affiliates, will bring, or support, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York.

Section 11.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D)

EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.12. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.13 Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the Delaware Courts by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.2. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 11.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 11.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 11.16 Specific Performance. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 11.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 11.16 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.16 before exercising any other right under this Agreement. In furtherance and not in limitation of the foregoing, the Parties agree that the provisions set forth in Section 10.2 shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement.

Section 11.17 No Other Representations or Warranties by Parent or Purchaser. The Company acknowledges that, except for the representations and warranties of Parent and Purchaser expressly set forth in ARTICLE 6, neither Parent nor Purchaser nor any of their respective Representatives makes any representation or warranty, either express or implied, as to Parent or Purchaser or as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives.

Section 11.18 No Other Representations or Warranties by the Company; Investigation by Parent and Purchaser. Each of Parent and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE 5, neither the Company nor any of its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or Purchaser or any of their Representatives.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

PACKAGING CORPORATION OF AMERICA

By:	/s/ Mark W. Kowlzan
Name:	Mark W. Kowlzan
Title:	Chief Executive Officer

BEE ACQUISITION CORPORATION

By:	/s/ Mark W. Kowlzan
Name:	Mark W. Kowlzan
Title:	President

BOISE INC.

By:	/s/ Alexander Toeldte
Name:	Alexander Toeldte
Title:	President & Chief Executive Officer

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provisions of the Offer, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a) the Minimum Condition shall not have been satisfied at the Expiration Date;

(b) the waiting period (and any extensions thereof) applicable to the consummation of the Offer or the Merger under the HSR Act shall not have expired or otherwise been terminated at or prior to the Expiration Date; or

(c) any of the following conditions shall exist or shall have occurred, and shall be continuing as of immediately prior to the expiration of the Offer:

(i) a Governmental Authority of competent jurisdiction in the United States shall have enacted, issued or promulgated any Law or issued or granted any Order enjoining or otherwise prohibiting or making illegal the consummation of the Offer or the Merger;

(ii) (A)(1) the representations and warranties of the Company contained in Section 5.1(a), Section 5.2 and Section 5.21 shall not have been true and correct in all respects as of the date of the Agreement or shall not be true and correct in all respects as of the Expiration Date as though made on and as of the Expiration Date, (2) the representations and warranties of the Company contained in Section 5.19 shall not have been true and correct in all material respects as of the date of this Agreement or shall not be true and correct in all material respects as of the Expiration Date as though made on and as of the Expiration Date and (3) the representations and warranties of the Company contained in Section 5.4(a) shall not have been true and correct (except for inaccuracies that would not result in an increase of one percent (1%) or more in the total consideration payable pursuant to ARTICLE 2, ARTICLE 3 and ARTICLE 4) as of the date of the Agreement or shall not be true and correct (except for inaccuracies that would not result in an increase of one percent (1%) or more in the total consideration payable pursuant to ARTICLE 2, ARTICLE 3 and ARTICLE 4) as of the Expiration Date as though made on and as of the Expiration Date (except to the extent they refer to another date, in which case such representations and warranties shall be so true and correct as though made on and as of such other date) or (B) the representations and warranties of the Company contained in ARTICLE 5 of the Agreement (other than the Fundamental Representations) shall not have been true and correct in all respects as of the date of the Agreement or shall not be true and correct in all respects as of the Expiration Date as though made on and as

Annex I -1

of the Expiration Date (except to the extent they refer to another date, in which case they shall be true and correct in all respects as though made on and as of such other date); provided, however, that for purposes of determining the satisfaction of the condition set forth in clause (B) of this paragraph (c)(ii), no effect shall be given to any exception or qualification in such representations and warranties relating to “material”, “materiality”, “Company Material Adverse Effect” (other than the reference to Company Material Adverse Effect set forth in Section 5.7) or similar qualifier; provided, further, that the condition set forth in clause (B) of this paragraph (c)(ii) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties referred to in clause (B) of this paragraph (c)(ii) to be so true and correct would, individually or in the aggregate, have a Company Material Adverse Effect;

(iii) the Company shall have failed to perform or to comply in all material respects with the covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Expiration Date;

(iv) a change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect shall have occurred since the date of this Agreement; or

(v) the Agreement shall have been properly and validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case subject to the terms of the Agreement and applicable Laws. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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